Exhibit 99.1

11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028

Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

Southern Copper Corporation Reports

Second Quarter and Six Month 2010 Results

July 28, 2010 - Southern Copper Corporation (NYSE and BVL: SCCO)

•                  On July 22, 2010, the Board of Directors approved a 5 year $3.8 billion capital investment program in the state of Sonora, Mexico, to expand production and improve cost competitiveness.  This investment plan includes $2.1 billion to expand Cananea’s annual production from 180,000 tons to 450,000 tons of copper contained, an increase of 150%. The increase of 270,000 tons of copper is the result of a new concentrator with an estimated annual production of 188,000 tons of copper, and three additional leaching plants with a Quebalix circuit with a copper capacity of 82,000 tons per year. The plan also includes a molybdenum plant with an estimated annual capacity of 2,000 tons. The Company will continue with the social, educational and cultural programs that it usually conducts in all its mining operations in conjunction with the local communities. These programs were put on hold due to the union labor disputes.

After the termination of the labor relations by enforcement of the law, the Company has aggressively started the repair of the facilities and currently has more than 3,000 workers and contractors personnel who are working at the mine to restore the facilities. The estimated cost to restore this mining unit is approximately $114 million. The Company’s goal is to reach full capacity by February of 2011.

•                  Second quarter 2010 (“2Q10”) sales were $1,173.2 million, 42.3% higher than the $824.5 million in the 2Q09.  First half 2010 (“1H10”) sales were $2,392.6 million, 65.4% higher than the $1,446.5 million in the 1H09.  These increases were mainly the result of higher metal prices and higher molybdenum volume.

•                  Operating cash cost per pound of copper, net of by-products credit, was 6.4 cents per pound in the 1H10, compared with 49.7 cents per pound in 1H09. This improvement was the result of continuing operational efficiencies and higher by-products credits, principally from molybdenum and zinc.

•                  EBITDA in 2Q10 was $612.4 million, compared to $380.4 million in the 2Q09, an increase of $232.0 million or 61% higher.  EBITDA in 1H10 was $1,303.9 million, compared to $606.1 in the 1H09, an increase of $697.8 million or 115% higher.

•                  Net income for the 2Q10 was $313.4 million, 79.1% higher than the $175.0 million in the 2Q09.  Net income for the 1H10 was $696.6 million, 174.6% higher than the $253.7 million in the 1H09.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

•                  The Tia Maria Project is underway, the technical group conformed by the Peruvian Government, the Company and local communities was partially formed and is scheduled to initiate the review of the Environmental Impact Assessment (“EIA”). The group will resolve which of the three alternatives for water supply is the more feasible. The Company has offered to build a dam with an increased capacity of approximately forty million cubic meters of water that currently drains to the Pacific Ocean. The Company would only use seven million cubic meters per year of this water, the remaining additional thirty-three million cubic meters would be available for the significant benefit of the Tambo valley agriculture communities and the Islay population.  The second alternative for water supply is the extraction of underground water through wells, and the third alternative is the desalinization of seawater. With the latter two alternatives, the local communities will be deprived of the benefit of the additional thirty-three million cubic meters of water if the dam is not built. We expect to receive the approval to begin construction of the project during the 4Q10.  In the meantime, we continue with the development of the detailed engineering, as well as with the equipment acquisitions. We anticipate to begin production during 2012. The Tia Maria mining unit will produce through its SXEW process 120,000 tons of copper.

•                  On July 22, 2010, the Board of Directors authorized a dividend of 37 cents per share to be paid on August 25, 2010 to the Company’s shareholders of record at the close of business on August 12, 2010.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Commenting on recent Company events, German Larrea, Chairman of the Board said, “I am pleased to inform that we are fully committed to restore Cananea’s production and to initiate our aggressive expansion programs that had been delayed due to the labor disputes.  These programs will generate 6,000 jobs during the expansion and operation of this mining unit, as well as an important economic spill-over in benefit of the region and the State of Sonora, positioning Cananea as one of the largest copper mines in the world, with 450,000 tons of copper contained per year.”

“Once more we are experiencing a turbulent market due to concerns about the recovery of the U.S. economy, the European debt position and possible weakening of Chinese growth.  However, we believe this to be a short term phenomenon. We see positive signs for the copper and molybdenum markets in the recovery of U.S. industrial production and the consistent decline in LME warehouse inventories from their February peak. We believe we are moving forward to a deficit copper market in 2011 due to possible production underperformance and ore grade reductions from several operations. We also think that Southern Copper, with its aggressive growth plan, is well positioned to seize the benefits of the current copper and molybdenum markets.”

SUMMARY FINANCIAL TABLE

	Second Quarter				Year to Date
			Variance				Variance
	2010	2009	$	%	2010	2009	$	%
	(in millions except per share amount and %s)

Sales	$1,173.2	$824.5	$348.7	42.3%	$2,392.6	$1,446.5	$946.1	65.4%
Cost of sales	522.3	419.5	102.8	24.5%	1,021.5	795.0	226.5	28.5%
Operating income	540.4	303.2	237.2	78.2%	1,149.2	447.3	701.9	156.9%
EBITDA (1)	612.4	380.4	232.0	61.0%	1,303.9	606.1	697.8	115.1%
EBITDA margin	52.2%	46.1%	6.1%	13.1%	54.5%	41.9%	12.6%	30.1%
Net Income	$313.4	175.0	138.4	79.1%	696.6	253.7	442.9	174.6%
Net income margin	26.7%	21.2%	5.5%	25.9%	29.1%	17.5%	11.6%	66.0%
Income per share	$0.37	$0.21	$0.16	79.1%	$0.82	$0.30	$0.52	174.9%
Capital expenditures	$92.9	$142.7	$(49.8)	(34.9)%	$168.3	$206.2	$(37.9)	(18.4)%
Exploration	$10.1	$5.0	$5.1	102.0%	$18.6	$10.4	$8.2	78.8%

(1)  http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Production

Copper mined production in the 2Q10 decreased by 4.8% to 113,537 tons compared to 119,277 tons in the 2Q09.  This decrease was mainly the result of 2,818 tons of lower production at our Peruvian mines resulting mostly from lower ore grades at the Cuajone mine and a decrease of 2,761 tons at the La Caridad mine also due to lower ore grades.  Rod production increased by 21% in the 2Q10 compared to the same period of 2009 due to higher demand, allowing the Company to capture important copper premiums over the spot price.

In the 2Q10, molybdenum production reached a record of 5,510 tons, an increase of 25.5%, compared to 4,389 tons in 2Q09.  Higher ore grades and recoveries at our open pit mines made possible increases of 55.4% in Toquepala, 36.7% in Cuajone and 10.4% in La Caridad, for a total increase in production of over 1,100 tons. It is important to note that the molybdenum production increase helped offset the lower copper sales value.

Zinc mine production in the 2Q10 decreased by 8.0% to 25,426 tons compared to 27,644 tons in 2Q09 mainly the result of lower ore grades at the Charcas and Santa Eulalia mines.

Capital Expenditures

On July 22, 2010, the Board of Directors approved a 5 year $3.8 billion capital investment program in the state of Sonora, Mexico to expand production and improve cost competitiveness.  The following chart explains the program details:

		Previous	Additional	Previous +
	Sonora State	Cu Capacity	Cu Production	Additional	Investment
Location	Projects	(Tons)	(Tons)	(Tons)	($ Million)

	Concentrator	125,000	188,000	313,000	$1,200
Cananea	SX/EW Plant	55,000	82,000	137,000	$690
	Mine Equipment & Infrastructure	—	—	—	$150
	Molybdenum Plant	—	2,000 Mo	—	$30
	Subtotal Cananea	180,000	270,000	450,000	$2,070
	Projects related to the expansion of Cananea
Empalme	Copper Smelter	—	350,000 (capacity)	—	$800
	Copper Refinery	—	330,000 (capacity)	—	$500
La Caridad	Power Plant	—	250 MW	—	$240
	Total Cananea	—	—	—	$3,610
La Caridad	Pilares	—	40,000	40,000	$195
Total State of Sonora		—	310,000	490,000	$3,805

The investment program has already started at Cananea as we have begun with the investment of $114 million to restore the previous production capacity of 180,000 tons.  In addition, the construction of the Quebalix III (crushing and conveying system for the

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come leaching material) with an investment of $56 million has restarted; although 80% of this investment was made prior to the labor disputes.  Currently the Company is at the final stage of analyzing the proposals of contractors to start building the third leaching plant at Cananea (SXEW III) which will have a capacity of 32,000 tons and capital investment of $180 million; this plant is expected to begin production in 2012.

During the next year we will conduct the studies and engineering for the Cananea concentrator and molybdenum plant, as well as for its fourth and fifth leaching plants (SXEW IV & SXEW V).  We will also work in the detailed engineering of the copper smelter and refinery at Empalme.

The program also includes the development of the Pilares mine site which will feed its mineral production for processing at the La Caridad concentrator. The estimated  production of this project is 40,000 tons of copper per year and is expected to start during 2012.

The following chart provides the breakdown of the main expansion investments in Peru:

		Previous	Additional	Previous +
		Cu Capacity	Production	Additional	Investment
Location	Projects in Peru	(Tons)	(Tons)	(Tons)	($ Million)
Toquepala	Mine and Concentrator - Copper	165,000	100,000	265,000	$600
	-Molybdenum	4,200	3,100	7,300
Cuajone	Mine and Concentrator - Copper	190,000	72,000	262,000	$300
	-Molybdenum	5,300	500	5,800
Tia Maria	SX EW Copper		120,000	120,000	$934
Total Peruvian Operations - Copper		355,000	292,000	647,000	$1,834
	-Molybdenum	9,500	3,600	13,100

Through June 30, 2010, the Company has spent a total of $100 million on the Toquepala concentrator expansion. Detailed engineering is in progress. The use of high pressure grinding rolls (HPGR) at the tertiary crushing stage was approved; wet screening instead of dry screening is under evaluation.  The EIA for this project is in its final stage and will be presented to the government at the end of August.  An explanation of the project was recently presented to the local community.

In May 2010, the Ilo smelter marine trestle, with a total cost of $25.3 million, started operation.  We now offload directly to offshore ships the sulfuric acid produced at the Ilo smelter, avoiding hauling cargo through the city of Ilo.  The 500 meter long marine trestle is the last part of the Ilo smelter modernization project and created 170 jobs during its construction.  The first ship using the new facility was loaded on May 2, after which all overseas shipments of sulfuric acid are being made using the marine trestle.

The first stage of the tailings disposal project at Quebrada Honda in Peru is almost completed.  Construction of the drainage system for the lateral dam started in June. This project increases the height of the existing Quebrada Honda dam to impound future tailings

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come from the Toquepala and Cuajone mills. The project has a total cost of $66 million and will extend the expected life of this tailings facility by 35 years.

Tantahuatay:

The Tantahuatay gold project, in which the Company has a 44.25% participation with Compañía de Minas Buenaventura, will start operations in the second half of 2011 and is expected to produce between 80,000 and 100,000 ounces of gold and about 426,000 ounces of silver per year, for 5 years. This project will require a total investment of $110 million, of which $38 million has been already invested. Construction began in the 2Q10.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Conference call

The Company’s second quarter earnings conference call will be held on Thursday July 29, 2010 beginning at 10:00 A.M. — EST (9:00 A.M. Lima and Mexico City time).

To participate:

Dial-in number:	866-371-3858 in the U.S
631-813-4732 outside the U.S.

Genaro Guerrero, Vice President, Finance and Chief Financial Officer
Raul Jacob, Manager of Financial Planning and Investor Relations

Conference ID:	88170020 and “Southern Copper Second Quarter 2010 Results”

SCC’s New Website:

In July 2010, we launched a new version of our website including new features which we believe will make it a more user friendly one.  We invite you to visit our modernized website at:

http://www.southerncoppercorp.com

or

http://www.southerncoppercorporation.com

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb)	($/lb)	($/lb)	($/lb)	($/oz)	($/oz)
1Q 2010	3.28	3.28	15.78	1.04	16.91	1,108.90
2Q 2010	3.19	3.19	16.10	0.92	18.35	1,195.68
6Mos average 2010	3.23	3.24	15.94	0.98	17.63	1,152.29

1Q 2009	1.56	1.57	8.75	0.53	12.63	908.71
2Q 2009	2.12	2.15	9.10	0.67	13.75	921.51
3Q 2009	2.66	2.67	14.50	0.80	14.76	960.06
4Q 2009	3.02	3.03	11.29	1.00	17.56	1,101.64
6Mos average 2009	1.84	1.86	8.93	0.60	13.19	915.11
Average 2009	2.34	2.35	10.91	0.75	14.67	972.98

Variance: 2Q10 vs. 2Q09	50.5%	48.4%	76.9%	37.3%	33.5%	29.8%
Variance 2Q10 vs. 1Q10	(2.7)%	(2.7)%	2.0%	(11.5)%	8.5%	7.8%

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

PRODUCTION AND SALES:

	Three Months Ended			Six Months Ended
	June 30			June 30,
	2010	2009	%	2010	2009	%
Copper (tons)
Mined	113,537	119,277	(4.8)%	222,781	239,049	(6.8)%
Smelted	120,889	130,703	(7.5)%	243,291	260,821	(6.7)%
Refined	110,276	112,174	(1.7)%	222,817	225,822	(1.3)%
Rod	18,312	15,156	20.8%	36,464	29,682	22.9%
Sales	116,003	122,892	(5.6)%	232,741	243,157	(4.3)%

Molybdenum (tons)
Mined	5,510	4,389	25.5%	10,264	8,445	21.5%
Sales	5,559	4,410	26.1%	10,319	8,432	22.4%

Zinc (tons)
Mined	25,426	27,644	(8.0)%	52,250	54,682	(4.4)%
Refined	24,629	25,913	(5.0)%	50,377	52,326	(3.7)%
Sales	24,311	25,023	(2.8)%	49,907	51,856	(3.8)%

Silver (000s ounces)
Mined	3,118	3,362	(7.3)%	6,287	6,507	(3.4)%
Refined	3,432	3,547	(3.2)%	6,977	5,989	16.5%
Sales	3,849	4,311	(10.7)%	7,309	8,272	(11.6)%

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	VAR %	2010	2009	VAR %
	(in thousands, except per share amount)

Net sales:	$1,173,240	$824,509	42.3%	$2,392,645	$1,446,507	65.4%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	522,298	419,476	24.5%	1,021,496	794,931	28.5%
Selling, general and administrative	21,964	18,101	21.3%	43,682	36,893	18.4%
Depreciation, amortization and depletion	78,490	78,715	(0.3)%	159,743	156,936	1.8%
Exploration	10,065	5,021	100.5%	18,530	10,423	77.8%
Total operating costs and expenses	632,817	521,313	21.4%	1,243,451	999,183	24.4%

Operating income	540,423	303,196	78.2%	1,149,194	447,324	156.9%

Interest expense, net of capitalized interest	(45,050)	(21,942)	105.3%	(68,838)	(43,833)	57.0%

Gain (loss) on derivative Instruments	—	6,785	(100.0)%	—	4,181	(100.0)%
Other income (expense)	(6,489)	(1,495)	334.0%	(5,056)	1,868	(370.7)%
Interest income	1,328	898	47.9%	3,380	5,173	(34.7)%

Income before income tax	490,212	287,442	70.5%	1,078,680	414,713	160.1%

Income taxes	174,901	111,413	57.0%	378,142	159,438	137.2%

Income net of income tax	315,311	176,029	79.1%	700,538	255,275	174.4%

Less: Net income attributable to non-controlling interest	1,924	1,061	81.3%	3,907	1,615	141.9%

Net Income attributable to SCC	$313,387	$174,968	79.1%	$696,631	$253,660	174.6%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.369	$0.206	79.1%	$0.820	$0.298	175.1%
Dividends paid	$0.450	$0.045	900.0%	$0.880	$0.162	443.2%

Weighted average shares outstanding (Basic and diluted)	850,000	850,008		850,000	851,390

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2010	2009	2009
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,144,623	$772,306	$235,540
Short-term investments	50,144	22,948	33,890
Accounts receivable	421,002	439,950	334,994
Inventories	446,670	456,122	456,529
Prepaid, deferred taxes and other assets	59,614	86,803	141,718
Total current assets	3,122,053	1,778,129	1,202,671

Property, net	4,011,329	3,969,558	3,876,384
Leachable material, net	86,291	107,262	131,778
Intangible assets, net	113,133	113,840	114,005
Deferred income tax	52,863	52,670	55,901
Other assets	63,814	41,113	61,012
Total assets	$7,449,483	$6,062,572	$5,441,751

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$10,000	$10,000
Accounts payable	222,858	283,703	279,014
Income taxes	108,848	91,359	—
Due to affiliates	3,108	—	9,656
Accrued workers’ participation	118,350	150,692	42,236
Interest	58,978	39,795	38,991
Other accrued liabilities	27,528	26,876	33,682
Total current liabilities	549,670	602,425	413,579

Long-term debt	2,755,126	1,270,252	1,275,112
Deferred income taxes	126,958	143,508	139,365
Other liabilities	114,341	103,808	153,016
Asset retirement obligation	59,227	48,925	18,423
Total non-current liabilities	3,055,652	1,566,493	1,585,916

EQUITY
Stockholders’ equity
Common stock	419,824	418,759	417,958
Accumulated comprehensive income	3,405,502	3,456,869	3,008,950
Total stockholders’ equity	3,825,326	3,875,628	3,426,908
Non controlling interest	18,835	18,026	15,348
Total Equity	3,844,161	3,893,654	3,442,256

Total liabilities and equity	$7,449,483	$6,062,572	$5,441,751

As of June 30, 2010 and December 31, 2009 there were 850.0 million shares outstanding, respectively.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	3 months ended June 30,		6 months ended June 30,
	2010	2009	2010	2009
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$315,311	$176,029	$700,538	$255,275
Depreciation, amortization and depletion	78,490	78,715	159,743	156,936
Cash provided from (used for) operating assets and liabilities	146,857	(171,060)	(26,082)	(514,558)
Other, net	(12,902)	26,228	796	18,453
Net cash provided from (used for) operating activities	527,755	109,912	834,994	(83,894)

INVESTING ACTIVITIES
Capital expenditures	(92,925)	(142,725)	(168,288)	(206,181)
Purchase of short-term investment	(37,780)	—	(37,780)	—
Other, net	8,187	20,439	16,383	32,745
Net cash used for investing activities	(122,518)	(122,286)	(189,685)	(173,436)

FINANCING ACTIVITIES
Debt incurred (repaid) net	1,484,674	(5,000)	1,484,674	(5,000)
Dividends paid	(382,500)	(38,251)	(747,998)	(137,806)
SCC Common shares buyback	—	—	—	(71,566)
Capitalized debt issuance cost	(8,155)	—	(8,155)	—
Distributions to non-controlling interest	(1,822)	(189)	(2,971)	(189)
Other	(88)	569	(13)	639
Net cash provided from (used for) financing activities	1,092,109	(42,871)	725,537	(213,922)

Effect of exchange rate changes on cash	(4,687)	(490)	1,471	(9,948)

Increase (decrease) in cash and cash equivalents	$1,492,659	$(55,735)	$1,372,317	$(481,200)

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserves of the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 80% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 20% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Mexico, Peru y Chile.

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come